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Exhibit 99.1

         News Release

Media Contacts:
Mary Amundsen— 816-467-3652
Media Relations— 816-467-3000

Investor Contact:
Ellen Fairchild— 816-527-1409

AQUILA COMPLETES EQUITY OFFERING AS PART OF ITS STRATEGIC AND FINANCIAL
REPOSITIONING: PRICES 37,500,000 PRIMARY COMMON SHARES

        KANSAS CITY, MO, June 27, 2002—Aquila, Inc. (NYSE: ILA) announced today it has priced its public offering of 37,500,000 primary shares of common stock at $7.50 per share, raising gross proceeds of over $280 million prior to any exercise by the underwriters of the 15% over-allotment option.

        Credit Suisse First Boston is the sole book-running manager and lead underwriter for the 37,500,000 primary common shares and the senior co-managers are Deutsche Banc Securities and UBS Warburg, with Credit Lyonnais Securities (USA) Inc. and TD Securities serving as junior co-managers. The underwriters will have a 30-day option to purchase up to 5,625,000 million additional primary shares from Aquila, Inc. to cover any over-allotments of shares.

        Aquila also expects to price tomorrow $500 million of senior unsecured notes in a private placement with Qualified Institutional Buyers.

        The common stock offering and the private placement are expected to complete Aquila's capital markets needs for 2002 including refinancing all 2002 debt maturities and increase Aquila's liquidity position while strengthening the company's credit profile.

        Aquila currently has approximately 142 million common shares outstanding. The shares are traded on the New York, Pacific and Toronto stock exchanges.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns, operates and contractually controls power generation, natural gas and coal processing assets. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com.

—more—

Aquila Offering, Page 2

This stock offering will be made by a prospectus only. A copy of the prospectus may be obtained from the underwriters.

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The senior notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

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  Exhibit 99.1